As filed with the Securities and Exchange Commission on December 19, 2025

Registration No. 333-200351

Registration No. 333-279494

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200351

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279494

UNDER

THE SECURITIES ACT OF 1933

Paramount Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	32-0439307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1633 Broadway

New York, New York 10019

(Address of Principal Executive Offices, including Zip Code)

Paramount Group, Inc. 2014 Equity Incentive Plan

Paramount Group, Inc. 2024 Equity Incentive Plan

(Full title of the plans)

Nicola Santoro, Jr.

Treasurer

Panorama REIT Merger Sub, LLC (as successor by merger to Paramount Group, Inc.)

799 Broadway

New York, New York 10003

(212) 850-7729

(Name and address of agent for service. Telephone number, including area code, of agent for service)

With copies to:

Peter Serating

Blair Thetford

Daniel Luks

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-2082

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Paramount Group, Inc., a Maryland corporation (the “Registrant”), on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•

Registration Statement No.  333-200351, filed with the SEC on November 18, 2014, registering a total of 34,285,714 shares of the Company’s Common Stock under the Company’s 2014 Equity Incentive Plan; and

•	Registration Statement No. 333-279494, filed with the SEC on May 17, 2024, registering a total of 34,778,731 shares of the Company’s Common Stock under the Company’s 2024 Equity Incentive Plan.

On December 19, 2025, pursuant to an Agreement and Plan of Merger, dated as of September 17, 2025 (as amended on October 8, 2025, the “Merger Agreement”), by and among the Registrant, Paramount Group Operating Partnership LP, a Delaware limited partnership and a subsidiary of the Registrant (the “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Panorama REIT Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“REIT Merger Sub”), and Panorama Operating Merger Sub LP, a Delaware limited partnership and a wholly owned subsidiary of Parent (“Operating Merger Sub”), (i) Operating Merger Sub merged with and into the Operating Partnership with the Operating Partnership surviving the merger (the “Partnership Merger”) and (ii) immediately following the consummation of the Partnership Merger, the Registrant merged with and into REIT Merger Sub with REIT Merger Sub surviving the merger (such merger, the “Company Merger” and, together with the Partnership Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with undertakings made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of December, 2025.

PANORAMA REIT MERGER SUB, LLC (as successor by merger to Paramount Group, Inc.)

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.